Contact:      Doug Robinson - Investor Relations Bob Gordon - Public Relations
              (516) 342-2745                     (516) 342-2391
              dougr@cai.com                       bobg@cai.com

  COMPUTER ASSOCIATES EXTENDS TENDER OFFER FOR PLATINUM TECHNOLOGY
                 INTERNATIONAL, INC. TO MAY 25, 1999

ISLANDIA, N.Y., May 21, 1999--Computer Associates International, Inc. (NYSE: CA) and Platinum technology International, inc. (NASDAQ: PLAT) announced today that HardMetal, Inc., a wholly-owned merger subsidiary of CA, is extending its offer to purchase all outstanding shares of common stock of Platinum technology International, inc. for $29.25 until 12:00 midnight, New York City time, on Tuesday, May 25, 1999. As a consequence of the extension of the expiration date, holders of Platinum common stock may tender or withdraw shares until 12:00 midnight, New York City time, on Tuesday, May 25, 1999, unless the offer is further extended. The offer was previously scheduled to expire on May 21, 1999.

As in the past, this extension is being made to obtain necessary regulatory approval of the ongoing tender offer.

Based on the latest count of tendered shares, approximately 76,382,894 shares of Platinum technology International, inc. common stock have been validly tendered and not withdrawn pursuant to the tender offer.

The information agent for the offer is MacKenzie Partners, Inc. 156 Fifth Avenue, New York, NY 10010, telephone(212) 929-5500 or (800) 322-2885.

PLATINUM provides software products and consulting services that help Global 10,000 companies manage and improve their IT infrastructures-including systems and database management, e-commerce, application infrastructure management, data warehousing, knowledge management, decision support, and year 2000 reengineering. The 12-year-old company has more than 120 offices across six continents.

Computer Associates International, Inc. (NYSE: CA), the world leader in mission-critical business computing, provides software, support and integration services in more than 100 countries around the world. CA has more than 14,000 employees and had revenue of $5.3 billion in fiscal year 1999.

For more information about CA, please call 516-342-5224 or email info@cai.com. CA's World Wide Web address is www.cai.com.